Exhibit 4.9

INDEMNIFICATION AGREEMENT (the “Agreement”) effective from March 1, 2010, between DHT Holdings, Inc., a corporation incorporated under the laws of the Republic of the Marshall Islands (the “Corporation”), and Eirik Ubøe, an individual (the “Covered Person”).

WHEREAS, the Corporation desires to employ the Covered Person as its Chief Financial Officer upon the consummation of a series of transactions that resulted in the Corporation becoming the publicly held parent company of DHT Maritime, Inc.; and

WHEREAS, the Covered Person is willing to serve as the Chief Financial Officer pursuant to the terms of an employment agreement between the Corporation and the Covered Person and this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the terms set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

INDEMNIFICATION

SECTION 1.01. Right to Indemnification.  The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, the Covered Person against all liability and loss suffered, and expenses (including attorneys’ fees) actually and reasonably incurred, by such Covered Person in connection with any action, suit, claim, inquiry or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Corporation) and whether formal or informal (a “Proceeding”) and by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, trustee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other entity, including service with respect to employee benefit plans.  Notwithstanding the preceding sentence, except as otherwise provided in Section 1.03, the Corporation shall be required to indemnify or advance expenses to a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person (and not by way of defense) only if the commencement of such Proceeding (or part thereof) by the Covered Person (i) was authorized in the specific case by the Board, or (ii) was brought to establish or enforce a right to indemnification under this Agreement, the Corporation’s Bylaws, the Corporation’s Articles of Incorporation, any other agreement, the Business Corporation Act of the Republic of the Marshall Islands or otherwise.

SECTION 1.02. Prepayment of Expenses.  The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) actually and reasonably incurred by the Covered Person who was or is made or is threatened to be made a party to or a witness in or is otherwise involved in any Proceeding, by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, trustee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other entity, including service with respect to employee benefit plans in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Agreement or otherwise.

SECTION 1.03. Claims.  If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Agreement is not paid in full within thirty days after a written claim therefor by the Covered Person has been presented to the Corporation, the Covered Person may file suit against the Corporation to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.  In addition, the Covered Person may file suit against the Corporation to establish a right to indemnification or advancement of expenses.  In any such action the Corporation shall have the burden of proving by clear and convincing evidence that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

SECTION 1.04. Nonexclusivity of Rights.  The rights conferred on the Covered Person by this Agreement shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the certificate of incorporation, the bylaws of the Corporation, any other agreement, vote of stockholders or disinterested directors or otherwise.

SECTION 1.05. Other Sources.  The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced to the extent such Covered Person has otherwise actually received payment (under any insurance policy or otherwise) of the amounts otherwise payable by the Corporation.

ARTICLE II

GENERAL PROVISIONS

SECTION 2.01. Amendments.  This Agreement may not be amended, added to, altered or repealed except by written instrument signed by each of the parties hereto.

SECTION 2.02. Severability.  If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable in any jurisdiction, then such term, provision or covenant shall, as to such jurisdiction, be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement and any such invalidity, illegality or unenforceability with respect to such provision shall not invalidate or render unenforceable such provision in any other jurisdiction, and the remainder of the provisions hereof shall remain in full force and effect an shall in no way be affected, impaired or invalidated.

SECTION 2.03. Survival.  The rights and obligations of each party to the this Agreement shall survive and remain binding and enforceable, notwithstanding any termination of the Covered Person’s employment with the Corporation, to the extent necessary to preserve the intended benefits of such provisions.

SECTION 2.04. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Republic of The Marshall Islands.

SECTION 2.05. Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 2.06. No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of March 1, 2010.

DHT HOLDINGS, INC.,

by
/s/ Erik Lind
Erik Lind, on behalf of the Board of Directors of DHT Holdings, Inc.

/s/ Eirik Ubøe
Eirik Ubøe